Exhibit 99.1

Unigene Successfully Defends its Robust Intellectual Property Portfolio

-United States Court of Appeals for the Federal Circuit affirms order permanently enjoining Apotex Inc. from further infringement of the Fortical® patent-

August 30, 2011 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics announced today that on August 25, 2011 the United States Court of Appeals for the Federal Circuit declined to revive Apotex Inc.’s counterclaims and bid for summary judgment in Unigene Laboratories Inc.’s suit alleging the generic-drug maker infringed two patents for Fortical®.

The three-judge panel determined that a New York federal court correctly granted Unigene summary judgment that one of the claims of Unigene’s U.S. Patent Number RE40,812E was not obvious as well as rejected Apotex’s other attempts to invalidate the patent.

Greg Mayes, Vice President, Corporate Development and General Counsel, commented, “This is a very important decision for Unigene.  Not only does this decision finally put the intellectual property litigation behind us and eliminate the prospect for further litigation costs and distraction, it clearly validates the ways in which we protect, prosecute, maintain and ultimately partner our robust IP portfolio.”  Mayes, continued, “Oral delivery partners can expect that our IP is fully enforceable and like the nasal spray patent, will survive the scrutiny of some of the highest courts in the land. This successful outcome sends a strong message of our confidence in and our commitment to defending the future paths our IP takes.”

Dr. Nozer Mehta, Vice President, Research and Development, stated, “Unigene prides itself on developing innovative technologies that enable the development of peptide pharmaceuticals, and our technologies and peptide compounds are protected by a strong patent portfolio. Unigene is a leader in the oral delivery of peptide drugs, and our patents and patent applications on this technology will provide protection for ourselves and our partners until 2028. Similarly, the patents and applications on our proprietary technology for the efficient, scalable and cost-effective recombinant production of peptides and proteins will afford intellectual property protection until 2025.”

In July 2006, Unigene and its U.S. distribution partner jointly filed a lawsuit against Apotex for infringement of the Company’s Fortical patent.  In September, 2009 the U.S. District Court, Southern District of New York, confirmed the validity of Unigene's patent on Fortical and issued an order permanently enjoining Apotex from further infringement of the patent. Apotex appealed the decision to the United States Appellate Court for the Federal Circuit.  On August 25, 2011 the United States Court of Appeals for the Federal Circuit affirmed the decision of the U.S. District Court.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Unigene licensed its oral calcitonin program to Tarsa Therapeutics and expects an NDA filing with the FDA before year end.  The Company has a worldwide licensing agreement with GlaxoSmithKline for its parathyroid hormone product candidate currently in Phase 2.  In addition, Unigene has a manufacturing license agreement with Novartis, which is completing three Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com. For information about Fortical, please visit http://www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor/Media Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
Email:  jthomas@unigene.com
Direct:  973-265-1107